Exhibit 10.3

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

EXECUTION COPY

COOPERAGE RECEIVABLES FINANCE B.V.

AS MAIN SPV

NIEUW AMSTERDAM RECEIVABLES CORPORATION

AS CONDUIT PURCHASER

GREIF COORDINATION CENTER B.V.B.A.

AS MASTER SERVICER, BELGIAN INTERMEDIARY AND ORIGINATORS’ AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

AS ITALIAN INTERMEDIARY

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS

RABOBANK INTERNATIONAL), LONDON BRANCH

AS COMMITTED PURCHASER, FACILITY AGENT AND FUNDING ADMINISTRATOR

NIEUW AMSTERDAM RECEIVABLES PURCHASE

AGREEMENT

DATED 27 APRIL 2012

CONTENTS

Clause	Page

1.	Definitions, Interpretation and Common Terms	2
2.	Conditions Precedent	2
3.	Sales	3
4.	Purchase Procedures	5
5.	Payment of Purchase Price and Use of Proceeds	6
6.	Payments	6
7.	Assignment	7
8.	Collections During the Revolving Period	9
9.	Collections After the Revolving Period	10
10.	Proceeds of Subordinated Loans	11
11.	Tranches	11
12.	Yield and Fees	11
13.	Illegality	12
14.	Indemnity for Reserves and Expenses	12
15.	Indemnity for Taxes	13
16.	Mandatory Costs	14
17.	Mitigation Obligations	14
18.	Further Assurance	15
19.	Extension of Scheduled Facility Maturity Date	16
20.	Representations and Warranties	16
21.	Deemed Collections	16
22.	Covenants and Undertakings	17
23.	Collection of the Purchased Receivables	17
24.	Indemnities	19
25.	Default Interest	21
26.	Assignability	21
27.	The Funding Administrator's Rights, Powers and Discretions	24
28.	Termination	25
29.	Governing Law and Jurisdiction	25
Schedule 1 Form of Investment Request		26

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THIS NIEUW AMSTERDAM RECEIVABLES PURCHASE AGREEMENT (the “Agreement”) is made on 27 April 2012

AMONG:

(1)	COOPERAGE RECEIVABLES FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165, 1043 BW Amsterdam, The Netherlands (the “Main SPV”);

(2)	NIEUW AMSTERDAM RECEIVABLES CORPORATION, a corporation organised under the laws of the State of Delaware, having its registered office at c/o Global Securitization Services, LLC, 68 South Service Road, Suite 120, Melville, New York 11747, U.S.A., as conduit purchaser (the “Conduit Purchaser”);

(3)	GREIF COORDINATION CENTER B.V.B.A., a company incorporated under Belgian law, registered with the register of legal entities (RPM/RPR) under the number 0438.202.052, Commercial Court of Antwerp, Belgium, whose registered office is at Beukenlei 24, 2960 Brecht, Belgium as master servicer (in such capacity the “Master Servicer”), as originators’ agent (in such capacity, the “Originators’ Agent”) and as Belgian intermediary (in such capacity, the “Belgian Intermediary”);

(4)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands as intermediate seller (in such capacity, the “Italian Intermediary”);

(5)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands, acting through its office at Thames Court, One Queenhithe, London, EC4V 3RL, United Kingdom, as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Funding Purchasers” and each, a “Funding Purchaser”), as funding administrator (in such capacity, the “Funding Administrator”) and as facility agent (in such capacity, the “Facility Agent”).

WHEREAS

(A)	The Main SPV shall from time to time acquire Purchased Receivables pursuant to the Onward Sale Agreements.

(B)	The Main SPV and the Funding Purchasers agree, upon the terms and subject to the conditions of this Agreement, that the Main SPV shall be entitled to, and shall, from time to time during the Revolving Period, sell and assign all of its right, title and interest in the Purchased Receivables to the Funding Administrator, for the account of the Funding Purchasers, on a non-recourse basis.

(C)	The Master Servicer will agree to administer, collect and enforce the Purchased Receivables transferred hereunder pursuant to the Servicing Agreement.

(D)	To fund its acquisitions under the Onward Sale Agreements, the Main SPV may from time to time request Investments from the Funding Purchasers on the terms and conditions of this Agreement.

(E)	The Conduit Purchaser may, in its sole discretion, make Incremental Investments so requested from time to time, and if the Conduit Purchaser elects not to make any such Investment, the Committed Purchaser has agreed that it shall make an Incremental Investment in an amount of such Investment, in each case subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS, INTERPRETATION AND COMMON TERMS

1.1	Unless otherwise defined in this Agreement or the context otherwise requires, words and expressions used in this Agreement have the meanings and constructions ascribed to them as set out in Clause 1.1 of the Master Definitions Agreement which is dated 27 April 2012 between, inter alia, the parties hereto (as the same may be amended, varied or supplemented from time to time with the consent of the parties to this Agreement, the “Master Definitions Agreement”). Clause 1.2 of the Master Definitions Agreement is incorporated herein by reference. Accordingly, this Agreement shall be construed in accordance with the principles of construction and interpretation set out in such Clause 1.2 of the Master Definitions Agreement.

1.2	The Common Terms apply to this Agreement and shall be binding on the parties to this Agreement as if set out in full in this Agreement.

1.3	If there is any conflict between the provisions of the Master Definitions Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

1.4	Clause 29 shall apply mutatis mutandis to the Common Terms incorporated into this Agreement as if set out in full in this Agreement.

1.5	For the purpose of Clause 2 of the Master Definitions Agreement, the Main SPV is designated as an Obligor and the Funding Purchasers, the Facility Agent and the Funding Administrator each as an Obligee.

2.	CONDITIONS PRECEDENT

2.1	The effectiveness of the Commitment of the Committed Purchaser and the making of the initial Incremental Investment hereunder is subject to the Initial Conditions Precedent being fulfilled to the satisfaction of, or waived by (as applicable), the Facility Agent.

2.2	The effectiveness of the Commitment of the Committed Purchaser, the making of each Incremental Investment (including the initial Incremental Investment) and each Reinvestment hereunder is subject to the Ongoing Conditions Precedent being fulfilled to the satisfaction of, or waived by (as applicable) the Facility Agent on the date of such Incremental Investment or Reinvestment (and acceptance of the proceeds of any such Incremental Investment or Reinvestment shall be deemed a representation and warranty by the Main SPV that the Ongoing Conditions Precedent have been satisfied on such date and that such request is in conformity with the terms of the Transaction Documents).

3.	SALES

3.1	On the terms and subject to the conditions hereof, the Main SPV hereby agrees to sell and hereby sells (a) on the Closing Date (being the date of the initial Incremental Investment) all right, title and interest in the Purchased Receivables acquired by the Main SPV on the Closing Date pursuant to the Onward Sale Agreements, for the avoidance of doubt, together with all Related Rights and all proceeds of or payments in respect of any and all of the foregoing, (b) on each Business Day thereafter during the Revolving Period, all right, title and interest in the Purchased Receivables acquired by the Main SPV on such Business Day pursuant to the Onward Sales Agreements together, and with all Related Rights and all proceeds of or payments in respect of any and all of the foregoing (in the aggregate, the “Portfolio”) to the Funding Administrator (for the account of the relevant Funding Purchasers as their interest may arise under the terms hereof). The relevant Investments shall be made in the Approved Currency or Approved Currencies in which the relevant Purchased Receivable are denominated. The Funding Administrator shall hold the Portfolio for the account of the relevant Funding Purchaser in accordance with the terms hereof and in accordance with the respective portions of the Portfolio funded by the relevant Funding Purchasers from time to time. The Funding Purchasers may agree between themselves to reallocate the portions of the Investment which they hold of the Portfolio on a Settlement Date.

3.2	On the terms and subject to the conditions hereof (including that the relevant Conditions Precedent been satisfied to the satisfaction of, or waived by the Facility Agent) in accordance with Clause 2 hereof, on the Closing Date and thereafter on an Investment Date from time to time during the Revolving Period, the Conduit Purchaser may in its sole discretion, and the Committed Purchaser shall, if the Conduit Purchaser elects not to do so (provided that such Investment could otherwise have been made under the terms hereof), make Investments in the Portfolio in the relevant Approved Currency by making an Incremental Investment and/or Reinvestment (to the extent not already made under the terms of Clause 8 hereof) in Purchased Receivables and all Related Rights, transferred under Clause 3.1 from and excluding the previous Investment Date to and including the current Investment Date (such period, “Investment Period”); provided that, after giving effect to such Investments (and taking into account any Reinvestments that have occurred during the Investment Period), (1) the Aggregate Invested Amount shall not exceed the lesser of (A) the Facility Limit and (B) the Funding Base, and (2) the aggregate Investment of the Funding Purchasers does not exceed the Commitment ((1) and (2) together the “Funding Tests”).

3.3	The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Funding Administrator or any Funding Purchaser, of any obligation of the Main SPV, any Originator, the Master Servicer or any other Person under or in connection with the Portfolio.

3.4	On each Investment Date following the Closing Date during the Revolving Period upon the terms and subject to the conditions hereof (including that the Ongoing Conditions Precedent have been satisfied to the satisfaction of, or waived by, the Facility Agent), the Conduit Purchaser may make: (a) an Incremental Investment and/or (b) a Reinvestment in Purchased Receivables (and, to the extent the Conduit Purchaser decides not to make an Investment, the Committed Purchaser shall make an Incremental Investment in the Approved Currency or Approved Currencies in an amount equal to such amount of the Investment that the Conduit Purchaser would have made had it elected to do so (it being understood and agreed by the parties hereto that each such Incremental Investment shall constitute a new Investment by the Committed Purchaser hereunder). If the Aggregate Invested Amount is to decrease on such Investment Date, each Investment made by the relevant Funding Purchaser on such date shall be reduced by its proportional share of the reduced Aggregate Invested Amount in the relevant Approved Currency (and the reduction in the Aggregate Invested Amount shall be paid in the relevant Approved Currency to the applicable Funding Purchaser in accordance with Clause 8.6 hereof). If the Aggregate Invested Amount is to increase on such Investment Date, each Investment by the relevant Funding Purchaser made on such date shall be increased by its proportional share of the increased Aggregate Invested Amount in the relevant Approved Currency (i.e., through an Incremental Investment in accordance with the terms hereof).

3.5	Each purchase of Purchased Receivables hereunder shall constitute an individual agreement to sell and assign the respective Purchased Receivable and the Related Rights related to such Purchased Receivable and the provisions of this Agreement shall apply to each such individual agreement.

3.6	The Main SPV shall, upon request of any Funding Purchaser or the Funding Administrator, furnish such Funding Purchaser and the Funding Administrator with all information which such Funding Purchaser or the Funding Administrator reasonably deems necessary:

(a)	to determine compliance of each sale of Purchased Receivables hereunder with the provisions of this Agreement; and

(b)	to identify each of the Purchased Receivables sold by the Main SPV hereunder and the respective Related Rights and Debtors.

4.	PURCHASE PROCEDURES

4.1	The Main SPV (or the Main SPV Administrator on its behalf) shall request an Investment in the relevant Approved Currency or Approved Currencies hereunder on each Reporting Date (the “Reporting Date Request”) and each Special Report Date (the “Special Report Date Request”) by submitting (or causing the Master Servicer to execute and submit on behalf of the Main SPV) to the Funding Administrator a written request, substantially in the form of Schedule 1 (Form of Incremental Investment Request) hereto prior to 4.00 p.m. (London time) on the relevant Reporting Date or the Special Report Date, as applicable. Each Reporting Date Request shall request an Investment in the relevant Approved Currency or Approved Currencies on each RDR Investment Date or such other time agreed upon by the Main SPV, the Master Servicer and the Funding Administrator. Each Special Report Date Request shall request an Investment in the relevant Approved Currency or Approved Currencies on the fourth Business Day following the receipt of the Special Report Date Request by the Funding Administrator (a “SRD Investment Date”).

4.2	Each Investment Request shall, among other things:

(a)	specify (i) the amount of the requested Investment in the relevant Approved Currency and (ii) the Aggregate Invested Amount after giving effect to such Investment (taking into account any Reinvestments that have already occurred in relation to the relevant Investment Period); and

(b)	certify that, after giving effect to the proposed Investment, the Funding Tests are not breached.

Each Investment Request shall be irrevocable and binding on the Main SPV.

4.3	The Funding Administrator will promptly notify the Conduit Purchaser of its receipt of any Investment Request. If the Conduit Purchaser rejects an Investment Request in whole or in part, the Funding Administrator shall promptly notify the Committed Purchaser of such rejection.

4.4	If the Conduit Purchaser rejects an Investment Request in whole or in part, any Investment requested by the Main SPV in such Investment Request that would otherwise be made by the Conduit Purchaser, then in an amount equal to such Investment rejected by the Conduit Purchaser, the Committed Purchaser shall make such an Incremental Investment, subject to satisfaction or waiver of the Ongoing Conditions Precedent on the relevant Investment Date.

4.5	Notwithstanding anything herein to the contrary, no Funding Purchaser shall be obligated to fund any Investment at any time after the Revolving Period or at any time a Termination Event exists or would exist immediately after making such Investment or if the Funding Tests would be breached.

4.6	On each Investment Date, the relevant Funding Purchaser(s) shall remit the amount of any Incremental Investment requested by the Main SPV in the relevant Approved Currency in respect of the Purchased Receivables to the Main SPV Operating Account by 4:00 p.m. (CET) by wire transfer of same day funds. The amount of any Collections in the Approved Currency authorised by the relevant Funding Purchaser for Reinvestment pursuant to an Investment Request (and not already the subject of a Reinvestment during the relevant Investment Period in accordance with Clause 8), shall be applied as a Reinvestment on the relevant Investment Date and shall also constitute a payment of the purchase price for such Purchased Receivables in such Approved Currency, in an amount equal to the amount of Collections so applied.

4.7	The Main SPV shall indemnify the Funding Purchasers and the Funding Administrator against any loss, cost or expense incurred by the Funding Purchasers or the Funding Administrator, either directly or indirectly, as a result of the failure by the Main SPV for any reason to accept an Investment following the submission of an Investment Request on the date specified by the Main SPV in the Investment Request pursuant to, and in accordance with, this Clause 4, including any loss, cost, loss of profit or expense incurred by a Funding Purchaser or the Funding Administrator by reason of the liquidation or reemployment of funds acquired by the relevant Funding Purchaser (including funds obtained by issuing Commercial Paper, obtaining deposits as loans from third parties and reemployment of funds) to fund such Investment.

5.	PAYMENT OF PURCHASE PRICE AND USE OF PROCEEDS

5.1	The Purchase Price for the Purchased Receivables shall be paid in part by the making of Investments by the Funding Purchasers. To the extent that the Purchase Price is not paid by the making of Investments, the remaining balance of the Purchase Price shall constitute the deferred purchase price (the “Deferred Purchase Price”) which shall be satisfied in accordance with Clause 8 hereof.

5.2	The Main SPV shall use the proceeds of the Investments only (and further subject to Clause 10) to (a) pay the Purchase Price for the Purchased Receivables pursuant to and in accordance with the terms of the Onward Sale Agreements and (b) pay transaction fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Transaction Documents on the Investment Date; provided that, notwithstanding anything herein or in any other Transaction Document to the contrary, the Main SPV shall not use all or any portion of the proceeds of any Investment to pay the Purchase Price for any Purchased Receivable if the Report which is required to be delivered in respect of such Investment pursuant to the Servicing Agreement, has not been delivered on such day and the Funding Administrator shall authorise the Main SPV to use the proceeds as set out in the first sentence hereof as soon as reasonably practicable following receipt of such Report.

6.	PAYMENTS

6.1	The Main SPV (or the Main SPV Administrator on its behalf) shall:

(a)	on each Investment Date during the Revolving Period, cause all Main SPV Available Funds to be distributed in accordance with Clause 8.6; and

(b)	after the end of the Revolving Period, cause all Main SPV Available Funds to be distributed in accordance with Clause 9.2.

6.2	All amounts to be paid by the Main SPV or the Master Servicer to any Funding Purchaser, the Funding Administrator, or any Indemnified Party shall be paid no later than 4:00 p.m. (CET) on the day when due in immediately available funds (without counterclaim, setoff, deduction, defense, abatement, suspension or deferment, but subject always to Clause 12 of the Common Terms (Calculations and Payments)) to the account specified by the Funding Administrator from time to time. It is understood and agreed that payments by the Main SPV to any Funding Purchaser or the Funding Administrator shall be made by the Main SPV depositing such payments into the account designated by the Funding Administrator and the Funding Administrator remitting such amounts from such accounts to the relevant payee. The Funding Administrator shall forward any amounts received by the Funding Administrator for the benefit of any other Person to the applicable Person by 4:00 p.m. (CET) in immediately available funds. If the Funding Administrator shall have paid to a Funding Purchaser, the Funding Administrator or any Indemnified Party any funds that (i) must be returned for any reason (including any Insolvency Proceeding) or (ii) exceed the amount which such Person was entitled to receive, such amount shall be promptly repaid to the Funding Administrator by such Person.

6.3	The Main SPV shall, subject to Clause 8.6 and Clause 9.2, pay interest on any amount owing to the Funding Purchasers or the Funding Administrator and not paid or deposited by it when due hereunder (after as well as before judgment), at an interest rate per annum equal to the Default Rate, payable on demand.

6.4	All computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the date of payment) elapsed, except in any case where the practice of the relevant interbank market differs, computations of interest and Yield shall be made in accordance with that market practice. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit. Any computations by the Funding Administrator of amounts payable by the Main SPV hereunder shall be binding absent fraud or manifest error.

6.5	All payments to be made by any party hereunder shall be made in the Approved Currency in which such payment obligations are denominated.

6.6	It is understood and agreed that if a Funding Purchaser is required to deposit funds into the Main SPV Operating Account on a particular date and is also scheduled to receive payment from the Main SPV Operating Account on such date in the same currency, such Funding Purchaser may net such payments upon prior consent of, and in the amount determined by, the Funding Administrator, provided that such set-off does not conflict with the relevant Priority of Payments.

7.	ASSIGNMENT

7.1	The Main SPV, the Funding Purchasers and the Funding Administrator agree that the Purchased Receivables purchased by the Funding Administrator for the account of the Funding Purchasers pursuant to this Agreement shall be assigned by Main SPV to the Funding Administrator in the manner set out in this Clause 7.

7.2	If so requested by any Funding Purchaser in writing, the Funding Administrator shall request the Main SPV to prepare a deed of assignment in the form attached as Schedule 2 (the “Deed of Assignment”) in relation to all outstanding Purchased Receivables hereunder. The Main SPV shall provide a Deed of Assignment, duly executed on its behalf, within two Business Days of the request. The Deed of Assignment shall list all Purchased Receivables that are outstanding at the time of execution of the Deed of Assignment. The Funding Purchasers can make the aforementioned request not more than once per month, provided that such limitation shall not apply if any such request is made following the occurrence of a Termination Event.

7.3	The Funding Administrator shall be entitled to register the Deed of Assignment with the competent Dutch tax authorities in order to make the assignment effective as a non-disclosed assignment (stille cessie).

7.4	The sale and assignment of the Receivables hereunder shall not be notified to the Debtors until the occurrence of a Debtor Notification Event.

7.5	Should it not be possible to effect a valid and effective assignment by the Main SPV to the Funding Administrator of the Purchased Receivables purchased hereunder pursuant to the Deed of Assignment, the Main SPV, the Funding Administrator, the Originators’ Agent (on behalf of the Originators) and the Master Servicer agree that they shall do such acts and things as may be require to assign validly and effectively the relevant Purchased Receivables to the Funding Administrator.

7.6	The Funding Administrator shall until (i) the execution of the Deed of Assignment and (ii) either (1) registration of the Deed of Assignment with the competent Dutch tax authorities or (2) notification of the Debtor, not hold legal title to the Purchased Receivables purchased hereunder. Until such actions have been completed, the Main SPV shall hold legal title, but the economic benefit of such Purchased Receivables shall inure to the Funding Administrator (for the account of the Funding Purchasers) as further set out herein.

7.7	The Funding Administrator and the Funding Purchasers may freely sell, and transfer or assign their rights in the Portfolio, or any particular Purchased Receivable and Collections, acquired by them pursuant to this Agreement, at any time in their discretion for an arm’s length consideration (each an “Assignable Interest”). The Funding Administrator shall procure that the proceeds of such sale of such Assignable Interests shall be credited to the Main SPV Operating Account and such shall be treated as a Collection.

8.	COLLECTIONS DURING THE REVOLVING PERIOD

8.1	During the Revolving Period, all Collections in relation to Purchased Receivables which are credited to a Master Collection Account shall (subject to provision being made by the Master Servicer for payments ranking higher in the Pre-termination Priority of Payments) and to the terms and conditions set forth in this Agreement (including satisfaction of the Ongoing Conditions Precedent), simultaneously with the receipt thereof, be allocated as reinvestment (each, a “Reinvestment”) in additional Purchased Receivables which comply with the Eligibility Criteria such that after giving effect to such Reinvestment, the Aggregate Invested Amount in such Approved Currency shall be equal to an amount less than or equal to the Aggregate Invested Amount immediately prior to such receipt. The Reinvestment shall be made in the Approved Currency or Approved Currencies in which the relevant Purchased Receivables to be purchased are denominated. During the Revolving Period, Collections credited to the Master Collection Accounts and not otherwise allocated hereunder shall, on each Investment Date during the Revolving Period, be allocated pursuant to Clause 8.6.

8.2	Each of the parties hereto agrees that, on an Investment Date, the Aggregate DPP shall be an amount equal to the amount of Collections remaining after payment or prepayment or provisioning (as determined by the Funding Administrator) of the items set out in paragraphs (a) up to and including (e) of the applicable Priority of Payments. The Aggregate DPP will be payable, and shall be satisfied, on an Investment Date by the Funding Purchasers in the manner set out in Clause 8.3 below.

8.3	Each of the parties hereto hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, all Collections which are allocated to the payment of any Deferred Purchase Price (and the Aggregate DPP) in accordance with the terms of this Agreement (the “DPP Collections”) (A) shall be set aside and held by the Master Servicer for the benefit of the Main SPV and shall be paid by the Master Servicer only to the Main SPV (or as the Main SPV otherwise directs) in accordance with the terms of this Clause 8 and Clause 9, and (B) shall not constitute an asset of the Funding Administrator or any Funding Purchaser or be available to satisfy the claims of any of their respective creditors.

8.4	Subject to the provisions of Clauses 3.2 and 4 hereof relating to the obligation to make Investments, notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the Funding Administrator and the Funding Purchasers shall not, and shall not be obligated (whether on behalf of the Funding Administrator, a Funding Purchaser or otherwise) to, pay any amount to the Main SPV as a Reinvestment or in respect of any portion of the Aggregate DPP, except to the extent of Collections on Receivables available for distribution in accordance with this Agreement. Any amount which the Funding Administrator or the Conduit Purchaser is not obligated to pay pursuant to the preceding sentences shall not constitute a claim against, or corporate obligation of, the Funding Administrator or a Funding Purchaser, as applicable, for any such insufficiency unless and until such amount becomes available for distribution to the Main SPV pursuant to the terms hereof.

8.5	On each Business Day during the Revolving Period, the Main SPV (or the Funding Administrator on its behalf) shall (and shall cause the Master Servicer or the Facility Agent to) cause:

(a)	to deduct from all Collections, an amount equal to the Operational Expenses due or to be provided for on such Business Day, to be transferred to the Main SPV Operating Account for the purpose of paying or providing for the payment of such Operational Expenses;

(b)	all Collections and other amounts in respect of the Purchased Receivables not applied as a Reinvestment pursuant to Clause 8.1 or applied pursuant to Clause 8.5(a) hereof to be deposited into the relevant Master Collection Accounts; and

(c)	all Collections otherwise received directly by any Transaction Party in respect of the Purchased Receivables to be deposited into the relevant Master Collection Account no later than the first Business Day immediately following the day on which such amounts were received and identified.

8.6	On each Investment Date during the Revolving Period, all Collections and other amounts received in the relevant Master Collection Account (including, if applicable, any investment earnings received with respect to funds on deposit in the relevant Master Collection Account) shall (except as otherwise applied as a Reinvestment in accordance with Clause 8.1 above) be applied in accordance with the Pre-termination Priority of Payments.

9.	COLLECTIONS AFTER THE REVOLVING PERIOD

9.1	On each Business Day after the end of the Revolving Period, the Main SPV (or the Funding Administrator on its behalf) shall (and shall cause the Master Servicer or Facility Agent to) cause:

(a)	to deduct from the Collections, an amount equal to the Operational Expenses due or to be provided for on such Business Day, to be transferred to the Main SPV Operating Account for the purpose of paying or providing for the payment of such Operational Expenses;

(b)	all Collections and other amounts in respect of the Purchased Receivables to be deposited directly into the Main SPV Operating Account; and

(c)	all Collections and other amounts in respect of the Purchased Receivables otherwise received by any Transaction Party to be deposited into the Main SPV Operating Account no later than the first Business Day immediately following the day on which such amounts were received and identified.

9.2	On each Settlement Date to occur after the Revolving Period, the Main SPV shall (and shall cause the Master Servicer to) cause all Main SPV Available Funds, to be distributed in accordance with the Post-termination Priority of Payments provided that on any Business Day that is not an Settlement Date after the Revolving Period, any Collection can also be applied for the purposes set out, and in accordance with Clause 9.1(a).

10.	PROCEEDS OF SUBORDINATED LOANS

10.1	On the Closing Date and each Settlement Date thereafter, the Main SPV (or the Main SPV Administrator on its behalf) shall request a Subordinated Loan Advance to be calculated in accordance with the Subordinated Loan Agreement. Any such Subordinated Loan Advance shall be made to the Main SPV on the Closing Date, a Settlement Date or a Business Day, as the case may be, in accordance with the terms and conditions as set out in the Subordinated Loan Agreement.

10.2	The proceeds of each Subordinated Loan Advance shall be applied by the Main SPV in accordance with the terms of this Agreement, the Subordinated Loan Agreement and the applicable Priority of Payments.

11.	TRANCHES

11.1	Each Investment in an Approved Currency made by a Funding Purchaser on any Investment Date shall be allocated to one or more Tranche Periods as set forth in the definition of such term. Unless determined by the Funding Administrator otherwise, the Rate Type with respect to any Investment made by (i) the Conduit Purchaser shall be CP Rate in such Approved Currency and (ii) the Committed Purchaser shall be the Eurocurrency Rate in such Approved Currency. Any portion of an Investment having one Approved Currency, one Tranche Period and one Rate Type is referred to herein as a “Tranche”. The Funding Administrator may, upon notice to the other party received at least up to the last day of such Tranche Period, either (a) divide any Tranche originating on such last day or having a Tranche Period ending on such last day into two or more Tranches having an aggregate Invested Amount equal to the Invested Amount of such divided Tranche, or (b) combine any two or more Tranches starting on such last day or having Tranche Periods ending on such last day into a single Tranche having an Invested Amount equal to the aggregate of the Invested Amount of such Tranches; provided that no Tranche owned by the Conduit Purchaser may be combined with a Tranche owned by the Committed Purchaser.

11.2	The Main SPV further agrees to pay all Liquidation Fees associated with a reduction of the Invested Amount requested by it in respect of any Tranche at any time. A certificate as to any loss, expense or Liquidation Fees payable pursuant to this Clause 11.2 submitted by any Funding Purchaser, through the Funding Administrator, to the Main SPV shall be conclusive in the absence of fraud or manifest error.

12.	YIELD AND FEES

12.1	On each Settlement Date, subject to the applicable Priority of Payments and in accordance with the requirements of Clause 6.2, the Main SPV shall pay (in immediately available funds) to the Funding Administrator (for the account of the relevant Funding Purchaser), all Yield that is due and owing on such Settlement Date (i.e., for all Tranche Periods ending on such Settlement Date) with respect to all outstanding Tranches.

12.2	On each Settlement Date (subject to the applicable Priority of Payments, the Main SPV shall pay to the Funding Administrator (for transfer to the applicable recipient) certain Fees in the amounts and on the dates set forth in the Funding Costs Fee Letter.

12.3	On the second Business Day immediately before each Settlement Date the Funding Administrator shall furnish the Main SPV and the Master Servicer with an invoice setting forth the amount of the Yield and Fees that are due and owing on the immediately succeeding Settlement Date for such Tranche Period with respect to each Tranche held by each Funding Administrator. To the extent necessary, such Yield shall be calculated using an estimate of the Yield Rate for the remaining days in such Tranche Period; provided that such Yield shall be adjusted as follows: if the Funding Administrator shall have used an estimate of the Yield Rate with respect to the preceding Tranche Period, the Funding Purchaser shall compute the actual Yield Rate and Yield for such Tranche Period and (i) if the actual Yield so computed is greater than the estimated Yield calculated for such preceding Tranche Period, the Yield calculated pursuant to the preceding sentence for the current Tranche Period shall be increased by the amount of such difference, and (ii) if the actual Yield so computed is less than the estimated Yield for such preceding Tranche Period, the Yield calculated pursuant to the preceding sentence for the current Tranche Period shall be decreased by the amount of such difference.

13.	ILLEGALITY

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any relevant Official Body shall make it unlawful, or any Official Body asserts it is unlawful, for any Funding Purchaser or the Committed Purchaser to make or maintain Tranches as contemplated by this Agreement or to obtain the funds with which to make or maintain any such Tranche (a) the relevant Funding Purchaser shall promptly notify the Funding Administrator, the Master Servicer and the Main SPV thereof, and (b) the obligation of the relevant Funding Purchaser to fund or maintain Tranches or continue Tranches as such shall forthwith be cancelled.

14.	INDEMNITY FOR RESERVES AND EXPENSES

14.1	If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Funding Purchaser (except any such reserve requirement reflected in the Eurocurrency Rate or those for which payment has been made pursuant to Clause 16; or

(b)	impose on any Funding Purchaser any other condition or expense affecting or with respect to this Agreement or any other Transaction Document or Eurocurrency Tranches made or maintained by such Indemnified Party (except those for which payment has been made pursuant to Clause 15 or Clause 16) or the maintenance or financing of the Investments hereunder, directly or indirectly;

and the result of any of the foregoing shall be to increase the cost to such Funding Purchaser of making or maintaining any Tranche (or of maintaining its obligation to fund any such Tranche or its obligations) by an amount that such Funding Purchaser (acting reasonably) deems to be material or to reduce the amount of any sum received or receivable by such Funding Purchaser hereunder (whether of principal, yield or otherwise), then on the tenth day immediately following notification thereof pursuant to Clause 14.4 the Main SPV will pay to such Funding Purchaser such additional amount or amounts as will compensate such Funding Purchaser for such additional costs incurred or reduction suffered.

14.2	If any Indemnified Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Funding Purchaser’s capital, if any, as a consequence of this Agreement, any Program Support Agreement or the Investments made or acquired by such Funding Purchaser, to a level below that which such Funding Purchaser could have achieved but for such Change in Law (taking into consideration such Funding Purchaser’s policies with respect to capital adequacy) by an amount that such Funding Purchaser (acting reasonably) deems to be material, then on the tenth day immediately following notification thereof pursuant to Clause 14.4 the Main SPV will pay to such Funding Purchaser such additional amount or amounts as will compensate such Funding Purchaser for any such reduction suffered; provided, that the Main SPV shall not be required to compensate a Funding Purchaser pursuant to this paragraph for any amounts incurred more than one month prior to the date that such Funding Purchaser notifies the Main SPV and the Master Servicer of such Funding Purchaser’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such one-month period shall be extended to include the period of such retroactive effect.

14.3	A certificate of a Funding Purchaser setting forth the amount or amounts necessary to compensate such Funding Purchaser, as specified in Clauses 14.1 and 14.2 shall be delivered to the Main SPV and the Master Servicer and shall be conclusive absent fraud or manifest error.

14.4	Promptly after any Funding Purchaser has determined that it will make a request for compensation pursuant to this Clause 14, such Indemnified Party shall notify the Main SPV and the Master Servicer of such determination. Except as otherwise provided in Clause 14.2, failure or delay on the part of any Funding Purchaser to demand compensation pursuant to this Clause 14 shall not constitute a waiver of such Funding Purchaser’s right to demand such compensation.

14.5	Notwithstanding anything in this Clause 14 to the contrary, the Main SPV shall not be required to pay to any Funding Purchaser any amount pursuant to this Clause 14 to the extent such amount has been fully and finally paid in cash to such Funding Purchaser pursuant to any other provision of this Agreement or any other Transaction Document.

15.	INDEMNITY FOR TAXES

15.1	Any and all payments by or on account of any obligation of the Main SPV hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the Main SPV shall be required to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Clause 15.1) the recipient of such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Main SPV shall make such deductions, and (iii) the Main SPV shall pay the full amount deducted to the relevant Official Body in accordance with all applicable Requirements of Law.

15.2	The Main SPV shall (to the extent not already paid hereunder or pursuant to any of the Onward Sale Agreements) pay all Taxes (including VAT but excluding, for the avoidance of doubt, any tax on profits of any Funding Purchaser) under or in connection herewith or any judgment given in connection herewith may at any time become subject subsequent to the date of this Agreement and, from time to time on demand of any Funding Purchaser or the Funding Administrator, immediately indemnify such Funding Purchaser and/or the Funding Administrator against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such Tax, except those penalties and interest charges that are due to fraud, gross negligence or wilful misconduct of such Funding Purchaser, the Funding Administrator or their agents.

16.	MANDATORY COSTS

16.1	In order to compensate the Committed Purchaser for the cost of its compliance (if any) with the requirements of the European Central Bank (or, in each case, any other authority which replaces all or any of its functions) in connection with its Investments, the Committed Purchaser may require the Main SPV to pay, contemporaneously with each payment of Yield on each of such Investments, additional yield on such Investment at a rate per annum equal to the Mandatory Cost Rate as defined and calculated in accordance with the formula and in the manner set forth in Schedule 6 (Mandatory Cost Rate).

16.2	Any additional yield owed pursuant to Clause 16.1 shall be determined by the Committed Purchaser, which determination shall be conclusive absent fraud or manifest error, and notified to the Main SPV (with a copy to the Funding Administrator) at least five Business Days before each date on which Yield is payable for the applicable Investment, and such additional yield so notified to the Main SPV by the Committed Purchaser shall be payable to the Funding Administrator for the account of the Committed Purchaser on each date on which Yield is payable for such Investment.

17.	MITIGATION OBLIGATIONS

If an event occurs as a result of which any Funding Purchaser requests compensation under Clause 4.7, Clause 14 or Clause 16, or if any cancellation occurs under Clause 13 or if the Main SPV is required to pay any additional amount to any Funding Purchaser or any Official Body for the account of any Funding Purchaser pursuant to Clause 15, then such Funding Purchaser shall notify the Main SPV of such event and, subject to the prior written consent of the Facility Agent (such consent not to be unreasonably withheld), use reasonable efforts to mitigate or avoid the effects of such event, if, in the reasonable judgment of such Funding Purchaser, such efforts (a) would eliminate or reduce the amounts payable pursuant to such Clauses in the future and (b) would not subject such Funding Purchaser or any of its affiliates to any unreimbursed cost or expense (taking into account any reimbursement made by any Transaction Party pursuant to a Transaction Document) and would not (in the reasonable opinion of such Funding Purchaser) otherwise be disadvantageous to such Funding Purchaser or any of its affiliates. For the avoidance of doubt, the Main SPV hereby agrees to pay all reasonable costs and expenses incurred by any Funding Purchaser in connection with any action taken by such Indemnified Party in accordance with, this Clause 17.

18.	FURTHER ASSURANCE

18.1	The Main SPV agrees that it will, from time to time, at the Main SPV’s expense, promptly execute and deliver all instruments and documents and take all actions necessary or as the Funding Purchasers or the Funding Administrator may reasonably request in order to enable the Funding Purchasers and the Funding Administrator to exercise or enforce any of its rights hereunder.

18.2	The Main SPV shall transfer or cause to be transferred all Instruments of Debt related to a Purchased Receivable transferred hereunder to the Master Servicer to be held for the relevant Funding Purchaser free of any cost or charge. Upon request of the Funding Administrator on behalf of the relevant Funding Purchaser, the Master Servicer shall transfer, or cause to be transferred, all Instruments of Debt relating to the Purchased Receivables purchased hereunder to the person designated by the Funding Administrator.

18.3	The Related Rights related to a Purchased Receivable shall serve as security for the due payment of such Purchased Receivable and shall continue to be subject to, and enforced in accordance with, the terms of the Contract relating to such Related Rights and any Transaction Documents.

18.4	Once a Purchased Receivable acquired by a Funding Purchaser has been paid in full or if the Main SPV is otherwise obliged, in accordance with the Credit and Collection Policies, to release the respective Related Rights or if the Main SPV is obliged vis-à-vis a Debtor in accordance with the terms of the respective Contract to release such Related Rights (provided always, that, the Main SPV is acting in good faith), it is hereby agreed that the Funding Administrator shall, to the extent possible, re-transfer any such Related Rights to the Main SPV. Upon the Main SPV’s request, the relevant Funding Purchaser (or the Funding Administrator on its behalf) shall furnish a written confirmation to the Main SPV that such Related Rights have been re-transferred.

18.5	The Main SPV hereby authorises the Facility Agent and grants a power of attorney to the Facility Agent to exercise on behalf of the Main SPV, following the occurrence of a Main SPV Enforcement Event, any and all rights which the Main SPV may have under or pursuant to the Main SPV Security Documents.

18.6	From time to time as may be necessary, each of the Main SPV, and the Master Servicer shall (a) cooperate with each Rating Agency in connection with any review of the Transaction Documents which may be undertaken by such Rating Agency and (b) provide each Rating Agency with such information or access to such information as they may reasonably request in connection with any future review of the ratings referred to above.

19.	EXTENSION OF SCHEDULED FACILITY MATURITY DATE

19.1	The Main SPV (or the Master Servicer on its behalf) may advise the Funding Administrator in writing of its desire to extend the Facility Maturity Date or otherwise refinance the transaction contemplated by the Transaction Documents on similar or different terms, provided such request is made not later than 6 months prior to, the then current Facility Maturity Date.

19.2	Neither Funding Purchaser shall be obligated to agree to extend the Facility Maturity Date or agree to any refinancing of the transaction contemplated by the Transaction Documents on similar or different terms. If either Funding Purchaser does not agree to extend the Facility Maturity Date or agree to any refinancing of the transaction contemplated by the Transaction Documents on similar or different terms, an Expiration Termination Event shall occur on the Facility Maturity Date, and the Main SPV shall apply Collections in accordance with Clause 9.2 hereof to repay in full the Investment, Yield and other amounts owing to the Funding Purchasers.

20.	REPRESENTATIONS AND WARRANTIES

20.1	The Main SPV hereby makes the representations and warranties to the Funding Purchasers, the Facility Agent and the Funding Administrator set out in Schedule 3 hereto.

20.2	The representations and warranties referred to in Clause 20.1 are made and given on the date hereof and will be repeated as of each Purchase Date, each Settlement Date and each Reporting Date with reference to such date and by reference to the facts and circumstances then existing, except to the extent such representations and warranties expressly relate to an earlier date.

21.	DEEMED COLLECTIONS

21.1	If and to the extent the Funding Administrator or Funding Purchaser shall be required for any reason to pay over to a Debtor, any Transaction Party or any other Person (other than in accordance herewith) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Main SPV, and, accordingly, the Funding Administrator or such Funding Purchaser, as the case may be, shall have a claim against the Main SPV for such amount, payable when and to the extent that any distribution from or on behalf of such Debtor is made in respect thereof.

21.2	If at any time after the purchase of a Purchased Receivable transferred hereunder, any Dilution occurs in respect of such Purchased Receivable and has been identified in accordance with the Cleared Invoice Allocation, the Main SPV or, on its behalf, the Master Servicer shall, subject to any Reinvestment, pay or cause to be paid an amount equal to such Dilution as a Deemed Collection to the relevant Master Collection Account within two Business Days.

21.3	If any representation or warranty is not true or incorrect with respect to any Purchased Receivable sold under this Agreement, the Main SPV or, on its behalf, the Master Servicer shall pay or cause to be paid an amount equal to the Purchase Price paid for such Purchased Receivable as a Deemed Collection to the relevant Master Collection Account within two Business Days. Following such payment, the relevant Purchased Receivable shall cease to be part of the Portfolio.

21.4	If any Deemed Collection (other than referred to in Clauses 21.1, 21.2 or 21.3) is received, or deemed to be received, by the Main SPV, the Main SPV or, on its behalf, the Master Servicer shall pay or cause to be paid an amount equal to such Deemed Collection to the relevant Master Collection Account within two Business Days. The relevant Funding Purchaser shall transfer to the Main SPV any amounts received by the relevant Funding Purchaser or any of its assignees in respect of which a Deemed Collection has been paid by the Main SPV to the relevant Master Collection Account.

21.5	Any amounts paid or caused to be paid by the Main SPV or, on its behalf, the Master Servicer, into the relevant Master Collection Account in accordance with Clauses 21.1, 21.2, 21.3 or 21.4 shall, for the purposes of this Agreement, be considered and treated as Collections.

22.	COVENANTS AND UNDERTAKINGS

22.1	The Main SPV makes the covenants and undertakings to each Funding Purchaser, the Facility Agent and the Funding Administrator set out in Schedule 4 hereto.

22.2	The Main SPV hereby acknowledges that each Funding Purchaser is entering into the transactions contemplated by the Agreement and the Transaction Documents in reliance upon the Main SPV’s identity as a legal entity separate from any Originator, the Belgian Intermediary and the Master Servicer. Therefore, from and after the date hereof, the Main SPV shall take all reasonable steps to continue the Main SPV’s identity as a separate legal entity and to make it apparent to third Persons that the Main SPV is an entity with assets and liabilities distinct from those of any Originator, the Belgian Intermediary, the Master Servicer and any other Person, and is not a division of any Originator, the Belgian Intermediary, Master Servicer or any other Person.

22.3	The Main SPV shall exercise all rights and meet all obligations under the Onward Sale Agreements in order to assist the Funding Purchasers in fulfilling its obligations pursuant to this Agreement.

23.	COLLECTION OF THE PURCHASED RECEIVABLES

23.1	It is understood and agreed that, pursuant to the Servicing Agreement, the Master Servicer shall administer, collect and service the Receivables acquired by Funding Administrator (for the account of the Funding Purchasers) hereunder.

23.2	Instruments of Debt shall be held by the Master Servicer for the Funding Administrator (for the account of the Funding Purchasers) until their settlement, as provided in Clause 18.2. The Master Servicer shall credit the monies represented by such Instruments of Debt upon their collection on the Business Day of receipt to the relevant Collection Account.

23.3	As provided by Clause 3.2.(l) of the Servicing Agreement, the Master Servicer shall hold all Records, documents and other information (including any information on computer disks) relating to the Receivables and Related Rights sold hereunder.

23.4	The Main SPV (or the Master Servicer on its behalf) shall at all times keep electronic files containing all information (to be kept current) required to identify the Receivables, including, but not limited to all information required to identify each Debtor. The Main SPV (or the Master Servicer on its behalf) shall make available such electronic files to the Funding Purchasers and the Funding Administrator on each Reporting Date (regardless of whether or not such information is requested by a Funding Purchaser, its assignees, or the Funding Administrator) and at all times at the reasonable request of a Funding Purchaser or the Funding Administrator, by delivery of an electronic file in Microsoft Excel format or by electronic data transfer (at the relevant Funding Purchaser’s or the Funding Administrator’s option).

23.5	In the case of the occurrence of a Debtor Notification Event, each Funding Purchaser is entitled to:

(a)	require that the Master Servicer, until such Servicer’s appointment has been terminated pursuant to the Servicing Agreement, as promptly as reasonably practicable, to notify the Debtors of the sale and assignment of the Receivables purchased hereunder to such Funding Purchaser substantially in the form of notification as attached as Schedule 5 hereof (the “Notice of Sale and Assignment”) and that the Master Servicer or the Master Servicer, as applicable, gives evidence to the Funding Administrator on behalf of the Funding Purchasers reasonably satisfactory evidence that such notification has occurred; or

(b)	notify the Debtors of the sale and assignment of the Receivables purchased hereunder to such Funding Purchaser (itself or through a Backup Servicer) by a notification substantially in the form of the Notice of Sale and Assignment and each Funding Purchaser, the Funding Administrator, and any Backup Servicer are irrevocably authorised to make such notifications.

23.6	The Main SPV (and, as applicable, the Master Servicer) shall use commercially reasonable efforts to assist each Funding Purchaser in the collection of all monies due in respect of the Purchased Receivables. In particular, the Main SPV shall make available to each Funding Purchaser, the Funding Administrator and any of their assignees its electronic data processing and other systems for all actions the Main SPV may have, or be able to obtain from, the Master Servicer for all actions such Funding Purchaser may, in its reasonable opinion, deem necessary to take.

23.7	No Funding Purchaser shall be liable for any actions taken in the course of the collection of the Receivables and any defaults arising from such actions or other damages, unless directly caused by its gross negligence or wilful misconduct.

23.8	The Main SPV shall indemnify the Funding Purchasers and their direct and indirect assignees (without duplication) for the full amount of all present and future cost, levies, other charges (including, without limitation, any taxes imposed by any jurisdiction) in relation to the services of a Backup Servicer, any notification of Debtors and the use of any power of attorney granted under Clause 23.5 of this Agreement, in accordance with the provisions of this Agreement.

23.9	The Main SPV and Master Servicer agree that from time to time, at its expense, it will promptly execute and deliver (and shall promptly cause the execution and delivery of) all further instruments and documents, and take all further action, that any Funding Purchaser or its assigns reasonably require in order to perfect, protect or more fully evidence the purchase of the Portfolio hereunder, or to enable any Funding Purchaser or its assigns to exercise or enforce any of its rights with respect to the Receivables, the execution and filing of such other instruments or notices as requested by a Funding Purchaser, and causing to be delivered to such Funding Purchaser (with a copy to the Funding Administrator) such certificates, documents or notices as required for perfection, as may be reasonably requested by any Funding Purchaser or the Funding Administrator.

24.	INDEMNITIES

24.1	Without limiting any other rights which the Funding Purchasers, the Facility Agent or the Funding Administrator may have hereunder or under any applicable law, the Main SPV hereby agrees to hold harmless and indemnify each Funding Purchaser, the Facility Agent and the Funding Administrator and their respective officers, directors and agents or any assignee (each, an “Indemnified Party”), on written demand from and against any and all damages, losses, claims, liabilities, costs and expenses (including reasonably incurred attorneys’ fees, if any) and disbursements (including any value added tax thereon)(all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them relating to or resulting from (without duplication):

(a)	any default by the Main SPV in the performance of any of the obligations expressed to be assumed by it in this Agreement or any other Transaction Document;

(b)	reliance on any representation or warranty made by the Main SPV under or in connection with this Agreement (other than with respect to breach of a representation or warranty made in connection with a Purchased Receivable for which a Deemed Collection has been made), any Report or any other information or report delivered by or on behalf of the Main SPV which shall have been false, incorrect or omitting of any material fact at the time made or deemed made;

(c)	the failure by the Main SPV to comply with any applicable law, rule or regulation with respect to any Purchased Receivable, Related Right or the related Contract or the non-conformity of any Purchased Receivable, Related Rights or the related Contract with any such applicable law, rule or regulation;

(d)	any dispute, claim, set-off or defence of the Debtor (other than discharge in connection with Insolvency Proceedings in respect of the Debtor) to the payment of a Purchased Receivable transferred hereunder, including, without limitation, a defence based on such Purchased Receivable, the related Contract or the Related Right not being a legal, valid and binding obligation of such Debtor enforceable against it in accordance with its terms, or any claim resulting from the Purchased Receivables sold hereunder being governed by the general business terms of the Debtor, or any other claim resulting from the sale of goods related to such Purchased Receivable or the failure to perform any obligations related to such goods or the failure to perform any obligations related to any applicable laws, rules or regulations in respect thereof (other than any amounts paid in respect of such circumstance as a Deemed Collection);

(e)	any product liability claims or personal injury or property damage suit or other similar or related claims or action of whatever sort arising out of or in connection with the goods which are the subject of any Purchased Receivable sold hereunder;

(f)	any claim arising from collection activities conducted by any Originator, and/or the Master Servicer including, without limitation, any failure by any Originator and/or the Master Servicer to transfer any Collections to the relevant Master Collection Account when required pursuant to any of the Transaction Documents and irrespective of the reason therefor (such as Insolvency Proceedings in relation to such Originator or the Master Servicer), excluding, however, (i) Indemnified Amounts resulting solely from fraud, gross negligence, default or wilful misconduct on the part of any Funding Purchaser, the Facility Agent, the Funding Administrator or its agents, officers or directors, or (ii) Indemnified Amounts arising out of the failure of any Debtor to pay amounts lawfully owed in respect of a Purchased Receivable sold hereunder, and provided that, in relation to the events listed in (a), (b) and (c) the event leading to the Main SPV’s indemnification obligation is the direct or indirect result of or is directly or indirectly attributable to actions or omissions of any of the Greif Transaction Parties.

24.2	A Funding Purchaser or the Funding Administrator (as the case may be) shall promptly upon obtaining actual knowledge notify the Main SPV in writing of any claim or the commencement of any action or proceedings with respect to which an Indemnified Amount may become payable and the Main SPV, if so requested by such Funding Purchaser or the Funding Administrator, shall be obliged, at its own expense, to assume the defence of such action or proceeding in the name of any Funding Purchaser and/or take, in the name of any Funding Purchaser and/or the Funding Administrator such action as the Main SPV shall see fit to defend or avoid liability for any such Indemnified Amount or to recover the same from any third party. Each Funding Purchaser and the Funding Administrator shall use its reasonable commercial efforts to cooperate with the Main SPV in respect of any action it may take under this Clause 24.2.

24.3	The Funding Purchasers and the Funding Administrator hereby agree to promptly notify the Main SPV if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of such Funding Purchaser and the Funding Administrator under Clause 24.1, together with all reasonable details thereof provided, however, that failure to do so shall not be a defence to the Main SPV’s obligations under this Clause 24, except to the extent that such obligations increase as a result of such failure to promptly notify.

24.4	Any demand made by a Funding Purchaser or the Funding Administrator under this Clause 24 shall be accompanied by a statement, duly certified by an officer of such Funding Purchaser or the Funding Administrator, giving reasonable particulars of the claim for reimbursement.

25.	DEFAULT INTEREST

25.1	If any sum due and payable by the Main SPV hereunder is not paid on the due date therefor or if any sum due and payable by the Main SPV under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Main SPV to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “unpaid sum”) is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding period and the duration of each of which shall be selected by the relevant Funding Purchaser or the Funding Administrator.

25.2	During each such period relating thereto as is mentioned in Clause 25.1, an unpaid sum shall, to the extent permitted by law and provided that the Main SPV shall be in default, bear interest at the rate per annum which is the sum of two per cent. plus the applicable Eurocurrency Rate.

25.3	Any interest which shall have accrued under Clause 25.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Main SPV at the end of the period by reference to which it is calculated or on such other dates as the relevant Funding Purchaser or the Funding Administrator may specify by written notice to the Main SPV.

26.	ASSIGNABILITY

26.1	This Agreement and each Funding Purchaser’s rights and obligations hereunder shall be assignable by such Funding Purchaser and its successors and permitted assigns upon 30-day advance written notice to each of the Main SPV and the Master Servicer and with prior written consent of the Master Servicer (such consent not to be unreasonably withheld or delayed). After the occurrence of a Termination Event, no notifications to or consents from the Master Servicer shall be required to be made by any Funding Purchaser in respect of any assignment by such Funding Purchaser. Each assignor of an Investment or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Transaction Parties, including the Purchased Receivables furnished to such assignor by or on behalf of any Transaction Party or by the Funding Administrator; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Transaction Parties received by it from any of the foregoing entities in a manner consistent with Clause 11 (Confidentiality) of the Common Terms.

26.2	The Conduit Purchaser may pledge or otherwise grant security interests in all or any portion of the Investments to a security trustee in connection with its commercial paper program without prior notice to or consent from any other party or any other condition or restriction of any kind. The Conduit Purchaser may assign or otherwise transfer all or any portion of the Investments to any Conduit Assignee or Program Support Provider with respect to the Conduit Purchaser without prior notice to or consent from any other party or any other condition or restriction of any kind, for the avoidance of doubt, Clause 11 (Confidentiality) of the Common Terms does not impose any restriction upon the Conduit Purchaser in this respect. Upon such assignment by the Conduit Purchaser to the Conduit Assignee, (i) the Funding Administrator will act as the Funding Administrator for the Conduit Assignee hereunder, (ii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Purchaser and the Committed Purchaser in any other Transaction Documents (including any limitation on recourse against such Conduit Assignee), (iii) such Conduit Assignee shall assume all of the Conduit Purchaser’s obligations hereunder or under any other Transaction Document (whenever created, whether before or after such assignment) with respect to the assigned portion of the Investments held by the Conduit Purchaser, and the Conduit Purchaser shall be released from all such obligations, (iv) all distributions to the Conduit Purchaser hereunder with respect to the assigned portion of the Investments shall be made to such Conduit Assignee, (v) the definition of the term “CP Rate” shall be determined on the basis of the interest rate or discount applicable to Commercial Paper issued by such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than such assigning Conduit Purchaser, (vi) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing and (vii) if requested by the Funding Administrator with respect to such Conduit Assignee, the parties will execute and deliver such further agreements and documents (including amendments to this Agreement) and take such other actions as the Funding Administrator may reasonably request to evidence and give effect to the foregoing, for the avoidance of doubt, Clause 11 (Confidentiality) of the Common Terms does not impose any restriction upon the Committed Purchaser in this respect.

26.3	Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Committed Purchaser thereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, the Committed Purchaser shall cease to be a party hereto). In addition, the Committed Purchaser or any of its affiliates may assign any of its rights (including rights to payment of any Invested Amount and Yield) under this Agreement to the European Central Bank without notice to or consent of any Transaction Party, the Conduit Purchaser, or the Funding Administrator for the avoidance of doubt, Clause 11 (Confidentiality) of the Common Terms does not impose any restriction upon the Commited Purchaser in this respect.

26.4	At all times during which any Investment is outstanding, the Funding Administrator shall maintain a register as provided herein (the “Register”). All Investments and any interest therein, and any Assignments and Acceptances of any Investments and any interest therein delivered to and accepted by the Funding Administrator, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of each Investment and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of any Investment or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent fraud or manifest error, and the Main SPV, the Master Servicer, the Funding Administrator, the Conduit Purchaser and the Committed Purchaser may treat each Person whose name is recorded in the Register as the Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement.

26.5	Upon its receipt of an Assignment and Acceptance executed by an assigning Committed Purchaser and an Eligible Assignee, the Funding Administrator shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Main SPV and the Master Servicer.

26.6	Each Funding Purchaser may sell participations to one or more banks or other entities that are Eligible Assignees on the date of such sale (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its interests in the Investments owned by it and, in the case of the Committed Purchaser, its Commitment); provided that:

(a)	such Funding Purchaser’s obligations under this Agreement shall remain unchanged;

(b)	such Funding Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations; and

(c)	the Funding Administrator, the other Funding Purchaser, the Main SPV, the Master Servicer and the Master Servicer shall have the right to continue to deal solely and directly with such Funding Purchaser in connection with such Funding Purchaser’s rights and obligations under this Agreement.

For the avoidance of doubt, Clause 11 (Confidentiality) of the Common Terms does not impose any restriction upon the Conduit Purchaser in this respect

26.7	Any agreement or instrument pursuant to which a Funding Purchaser sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that the Committed Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver of a type that would require the consent of the relevant Funding Purchaser affected thereby.

26.8	Neither the Main SPV nor the Master Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Funding Administrator.

27.	THE FUNDING ADMINISTRATOR’S RIGHTS, POWERS AND DISCRETIONS

27.1	The Funding Administrator may:

27.1.1	assume unless it has, in its capacity as Funding Administrator, actual notice to the contrary, that:

(a)	neither the Main SPV nor any other person expressed to be a party to any Transaction Document is in breach of or in default under its obligations thereunder;

(b)	a person purporting to be an authorised signatory of the Main SPV, the Facility Agent or any other person is duly authorised to act in that capacity by or on behalf of the Main SPV, the Facility Agent or such person;

(c)	any direction or certificate as to amounts due to be received by it from the Main SPV and/or Facility Agent is correct; and

(d)	any communication or document received by it is valid and enforceable against the person by whom or on whose behalf it is purported to be given;

27.1.2	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Main SPV or any other party to the Transaction Documents upon a certificate signed by or on behalf of the Main SPV or such other party;

27.1.3	rely upon any communication or document believed by it to be genuine; and

27.1.4	engage and pay for the advice or services of, and rely and act on the opinion or advice (howsoever given) of, or any written information obtained from, any lawyers, accountants or other professional advisers or experts whose advice or services may to it seem reasonably necessary, expedient or desirable.

27.2	The Funding Administrator shall not be liable for any action taken by it under or in connection with any Transaction Document, unless directly caused by its gross negligence or wilful misconduct.

27.3	Any calculation made by the Funding Administrator in connection with any Transaction Document shall, in the absence of manifest error, be conclusive and binding on all Parties

28.	TERMINATION

28.1	This Agreement will create and constitute continuing obligations of the parties in accordance with its terms and will remain in full force, irrespective of the occurrence of a Termination Event, until such time after the Termination Date as the Aggregate Invested Amounts have been reduced to zero and all other amounts due under this Agreement have been paid.

29.	GOVERNING LAW AND JURISDICTION

This Agreement including all non-contractual obligations shall be governed by, and shall be construed in accordance with, the laws of The Netherlands. The parties agree that the competent court in Amsterdam, the Netherlands, shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement including any non-contractual obligations arising out of or in relation to this Agreement.

SCHEDULE 1

FORM OF INVESTMENT REQUEST

From: Cooperage Receivables Finance B.V.

To: Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) as Funding Administrator

Dated: [    ]

Dear Sirs

Cooperage Receivables Finance B.V. –

Nieuw Amsterdam Receivables Purchase Agreement dated 27 April 2012 (the

“Agreement”)

1.	We refer to the Agreement. This is an Investment Request. Terms defined in the Agreement have the same meaning in this Investment Request unless given a different meaning in this Investment Request.

2.	We wish to request the following Investment to be received on the next following Investment Date:

Amount of the requested Investment:             [DKK/EUR/GBP/NOK/ SEK][    ]1

Aggregate Invested Amount: [    ]2

3.	We hereby certify that, after giving effect to the proposed Investment, the Funding Tests are not violated.

4.	The proceeds of this requested Investment should be credited to the Main SPV Operating Account.

5.	This Investment Request is irrevocable and binding on us.

Yours faithfully,

______________________	_____________________

[1]	In respect of the Amount of the requested Investment for the Closing Date, the amount is to be based on the report prepared for the monthly period ending 31 March 2012.

[2]	Insert the Aggregate Invested Amount after giving effect to the requested Investments (taking into account any Reinvestments that have already occurred in relation to the relevant Investment Period).

Cooperage Receivables Finance B.V.

By:	By:

Title:	Title:

SCHEDULE 2

FORM OF DEED OF ASSIGNMENT

THIS DEED OF ASSIGNMENT is made on [•]:

BETWEEN:

(1)	COOPERAGE RECEIVABLES FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165, 1043 BW Amsterdam, The Netherlands (the “Main SPV”); and

(2)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, a cooperative with limited liability (coöperatieve met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its seat (statutaire zetel) in Amsterdam, The Netherlands, acting through its London Branch at Thames Court, One Queenhithe, London EC4V 3RL, United Kingdom acting as funding administrator (for the account of the Funding Purchasers) (the “Funding Administrator”) and as facility agent (the “Facility Agent”).

WHEREAS:

(A)	The Main SPV, Nieuw Amsterdam Receivables Corporation as conduit purchaser, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), London branch and others have entered into Nieuw Amsterdam Receivables Agreement on 27 April 2012 (the “Nieuw Amsterdam Receivables Purchase Agreement”), pursuant to which the Main SPV agreed to sell and assign from time to time to the Funding Administrator (for the account of the Funding Purchasers), and the Funding Administrator (for the account of the Funding Purchasers) has agreed to purchase and accept assignment of, Purchased Receivables and the Related Rights.

(B)	The Main SPV has acquired the Purchased Receivables and Related Rights pursuant to the Onward Sale Agreements.

(C)	On the terms and subject to the conditions of the Nieuw Amsterdam Receivables Purchase Agreement, the Main SPV and the Funding Administrator wish to assign and accept assignment of the Purchased Receivables (together with the Related Rights).

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND FACILITY AGENT

1.1	Capitalised terms used in the master definition agreement dated 27 April 2012 between, inter alios, the parties hereto shall have the same meaning when used in this Deed, unless otherwise defined herein. In addition:

“Assignment Date” means [date to be inserted].

“Assignment Receivables” means the Purchased Receivables listed hereto in the Annex as well as any other Purchased Receivables (acquired by the Funding Administrator pursuant to the Nieuw Amsterdam Receivables Purchase Agreement (if and to the extent not validly assigned prior to the date hereof), in each case together with any and all Related Rights (to the extent capable of being assigned pursuant to this Deed).

1.2	The Facility Agent has agreed to become a party to this Deed only for the purpose of taking the benefit of certain provisions of this Deed expressed to be for its benefit and for the better preservation, exercise and enforcement of its rights under the Rights Pledge Agreement and the Facility Agent shall assume no obligations or liabilities whatsoever towards other parties to this Deed by virtue of the provisions of this Deed.

2.	ASSIGNMENT

2.1	The Main SPV hereby assigns (cedeert) to the Funding Administrator (for the account of the Funding Purchasers) as per the Assignment Date and the Funding Administrator hereby accepts from the Main SPV the assignment of all of the Main SPV’s rights, title, interest and benefits, present and future, in and to all Assignment Receivables.

2.2	The Funding Administrator shall be entitled to register this Deed with the competent Dutch tax authorities in order to make the assignment effective as a non-disclosed assignment (stille cessie) in accordance with Section 3:94 (3) of the Dutch Civil Code.

2.3	The assignment of the Assignment Receivables hereunder shall not be notified to the Debtors until the occurrence of a Debtor Notification Event.

3.	MISCELLANEOUS

The parties hereto agree that the Common Terms and clause 29 of the Nieuw Amsterdam Receivables Purchase Agreement shall apply to this Deed as set out in full herein whereby any reference to such clauses to the capitalised term “Agreement” shall be construed as a reference to the capitalised term “Deed”.

This Deed has been executed on [•] by:

SIGNED by	)
for and on behalf of	)
COOPERAGE RECEIVABLES	)
FINANCE B.V.	)
as Main SPV	)

SIGNED by	)
for and on behalf of	)
COÖPERATIEVE CENTRALE	)
RAIFFEISEN-BOERENLEENBANK B.A.	)
(TRADING AS RABOBANK	)
INTERNATIONAL),	)
LONDON BRANCH	)
as Funding Administrator	)
and Facility Agent	)

ANNEX

[add details of Assignment Receivables]

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES OF THE MAIN SPV

The Main SPV hereby represents and warrants to each Funding Purchaser, the Facility Agent and the Funding Administrator that:

1.	it is duly organized, and validly existing under the laws of The Netherlands;

2.	it has all licenses, authorizations, consents, approvals, permits and other governmental authorizations or exemptions that are necessary to conduct its business in each jurisdiction in which its business is conducted in connection with the execution, delivery, performance, validity or enforceability of each of the Transaction Documents to which it is a party;

3.	the execution, delivery and performance by it of the Transaction Documents to which it is a party and the transactions contemplated herein and therein are within its organizational powers and authority, have been duly authorised by all necessary action, require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency, court official or other authority, other than those already taken and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation, by-laws or other constitutive document (including its limited liability company agreement), any agreement or any judgment, injunction, order, decree, authorization, approval, license or consent or other instrument binding upon it or result in the creation or imposition of any Adverse Claims on its assets;

4.	each of Transaction Documents to which it is expressed to be a party has been duly executed and delivered by it;

5.	each of the Transaction Documents to which it is expressed to be a party and each sale of Purchased Receivables pursuant hereto constitute legal, valid and binding obligations enforceable against it in accordance with the terms of such agreements, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

6.	it is entering into the Transaction Documents to which it is expressed to be a party acting on its own behalf (but, for the avoidance of doubt, not as an agent or trustee) and in good faith;

7.	all information made available to any Funding Purchaser or its assignees in connection with the Transaction Documents or any transaction contemplated thereby, including, without limitation, the information on the Purchased Receivables sold hereunder, the records and documents submitted, the latest financial statements and the information contained in the notes to such financial statements, each Monthly Report and any reports or files provided at the request of the Main SPV relating to the Purchased Receivables (including for the avoidance of doubt the information provided in the Records and Receivables Report) is correct, accurate and complete on the date such information is provided;

8.	it is not nor would it be, as a consequence of doing any act or thing contemplated under any Transaction Document, subject to Insolvency Proceedings;

9.	it:

(a)	is in compliance with any applicable law; and

(b)	has filed all tax returns and is in compliance with all applicable laws relating to all Taxes where a failure to comply could reasonably be expected to have a Material Adverse Effect on it;

10.	its obligations under the Transaction Documents to which it is a party are direct, general and unconditional obligations of the Main SPV and rank at least pari passu to all other unsecured and unsubordinated indebtedness of the Main SPV with the exception of any obligations which are mandatorily preferred by law;

11.	in respect of the Transaction Documents to which it is a party and each of the transactions contemplated in, referred to in, provided for or effected by such Transaction Documents, it:

(a)	has entered into or will enter into the same in good faith and for the purpose of carrying on its business;

(b)	has and will have reasonable grounds for believing that it will derive benefit from it;

(c)	has not entered into and will not enter into the same if the entering into the same would prejudice any of its creditors; and

(d)	is not and will not be in a breach of any negative pledge or similar undertaking under any agreement to which it, or any of its affiliates, are a party in connection with the entering into the Transaction Documents;

12.	none of the transactions contemplated in the Transaction Documents will infringe the terms of, or constitute a default under, any agreement or instrument or obligation to which it is a party or by which any of its property, undertaking, assets or revenues are bound where a failure to comply could reasonably be expected to have a Material Adverse Effect on it;

13.	since the date of its audited last financial statements, no Material Adverse Effect in its financial situation has occurred;

14.	there are no litigation or arbitration proceedings pending or to the best of its knowledge threatened against it which could reasonably be expected to have a Material Adverse Effect on it or on its ability to perform its obligations under all or any of the Transaction Documents;

15.	as of each Purchase Date, no Potential Termination Event has occurred and is continuing;

16.	all Records and documents relating to the Purchased Receivables transferred hereunder are kept in the office of the Main SPV or its agents (including the Master Servicer and its sub-delegates) and such Records show clearly all transactions, payments, receipts and proceedings relating to that those Receivables and are complete and accurate in all material respects;

17.	it is not obliged to pay any withholding tax on the Collections received on the Receivables or to make any deductions or withholdings from any payment it may make under each of the Transaction Documents to which it is a party;

18.	no value added tax, stamp tax or stamp duty or similar tax or duty is payable upon the execution or enforcement of this Agreement, the sale and assignment of Purchased Receivables to the relevant Funding Purchaser hereunder or the enforcement hereof or any Purchased Receivable or Related Right or any other transaction contemplated herein or in any other Transaction Document to which it is expressed to be a party;

19.	each sale of Purchased Receivables will be properly identified as such in the systems of:

(a)	the Main SPV; and

(b)	the Master Servicer,

such that any Funding Purchaser and the Funding Administrator are each in a position (A) to identify each Purchased Receivable at all times and (B) to retrace the origin of all Collections in respect of each such Purchased Receivable;

20.	other than as provided for or permitted in the Transaction Documents (i) it has not created any Adverse Claim over all or any of its present or future assets or revenues which affects the Purchased Receivables and (ii) the execution of the Transaction Documents and the exercise by it of its rights and performance of its obligations thereunder will not result in the existence of nor oblige it to create any encumbrance over all or any of its present or future revenues or assets;

21.	it does not carry on business under a trade name or other name differing from the name used in this Agreement;

22.	upon purchase and assignment of the Purchased Receivables, in accordance with the terms of this Agreement shall have a valid and perfected ownership or security interest in each Purchased Receivable, free and clear of any liens, encumbrances, liabilities and Adverse Claims, other than any liens created by or through such Funding Purchaser;

23.	it is not an “investment company” as defined in, or is exempt from the registration requirements of, the Investment Company Act of 1940, as amended;

24.	it has its “center of main interests” (as that term is used in Article 3(i) of the Council of European Union Regulation No 1346/2000 on Insolvency Proceedings (the “Regulation”) in The Netherlands) and it has no establishment (as that term is used in Article 2(h) of the Regulations in any jurisdiction outside The Netherlands;

25.	it has not implemented any material change in or material amendment to the Credit and Collection Policies (which shall always be the case if such change or amendment would adversely affect the ability to collect any Purchased Receivable affected by such change or amendment), without consent of the Funding Purchaser and the Funding Administrator (such consent not to be unreasonably withheld);

26.	as of the date of this Agreement it has not engaged in any activity other than in relation to its incorporation and the authorization and execution of the Transaction Documents to which it is a party;

27.	the Security Agreements validly create the security interests which they are purported to create;

28.	duly and timely perform and comply with its obligations under each of the Transaction Documents to which it is a party; and

29.	its financing activities have been conducted and will be conducted in a manner so that it will comply with the FMSA and in particular it represents, warrants and agrees that it has not received and will not receive any repayable funds (opvorderbare gelden) from others than PMPs or from within a closed circle (besloten kring) as defined in the FSMA.

SCHEDULE 4

COVENANTS AND UNDERTAKINGS OF THE MAIN SPV

The Main SPV covenants and undertakes the following to each Funding Purchaser and the Funding Administrator:

1.	it shall punctually and fully comply with its covenants and obligations under the Transaction Documents to which it is a party; any expenses incurred in connection therewith shall be borne by the Main SPV; by purchasing the Purchased Receivables, neither the Funding Purchasers nor the Funding Administrator shall assume any obligation or liability towards the Debtors;

2.	(a) once in any calendar year at its own expense (“Annual Review”), (b) in addition to the Annual Review, twice in such calendar year upon the written request of the Funding Purchasers or the Funding Administrator and at the expense of the Funding Administrator, and (c) at any time after occurrence of a Termination Event at its own expense, it shall promptly make available to the Funding Purchasers and, at the Funding Administrator’s election, an auditor of internationally recognized standing (i) any information and any documents in its possession relating to the Purchased Receivables and the Related Rights related thereto and (ii) all information and documentation reasonably necessary to fully assess the Main SPV’s financial situation, and the Main SPV shall cooperate fully with the Funding Administrator and the Master Servicer (as applicable) to provide such information and any such documents to Funding Purchasers or the Funding Administrator (as applicable).

3.	at all times during regular business hours and, so long as no Potential Termination Event or Termination Event has occurred, upon reasonable notice, permit any Funding Purchaser, the Funding Administrator or its agents to visit its offices and properties and to inspect all records and documents relating to the Purchased Receivables sold hereunder and to the Related Rights, including, to the extent in its possession, internal documentary evidence and data processing systems, and to make copies and abstracts provided that the Main SPV, the Facility Agent and any of their agents shall use commercially reasonable efforts to limit the duration of any on-site inspection to no longer than three Business Days. In addition, it shall permit each Funding Purchaser and the Funding Administrator to discuss matters relating to the Purchased Receivables transferred hereunder with the management, the employees and the accountants of the Main SPV;

4.	it shall safekeep and make available to the Funding Purchasers and the Funding Administrator, upon reasonable notice, at its principal place of business originals, to the extent in its possession, of all Contracts, agreements, delivery notes, lists of balances and other material relating to the Receivables transferred hereunder, employing the care of a prudent businessman;

5.	it shall deliver to the Funding Purchaser and the Funding Administrator promptly upon request in accordance herewith duly signed Debtor Notifications for any Purchased Receivables transferred hereunder not yet collected;

6.	it shall not contribute to the creation of counterclaims of the Debtor against the Purchased Receivables transferred hereunder;

7.	it shall furnish to the Funding Purchasers and the Funding Administrator all such assistance (including powers of attorney and other authorizations) as any Funding Purchaser or the Funding Administrator may from time to time reasonably request with respect to the servicing, administration, collection and enforcement of the Receivables and the related Collections;

8.	it shall promptly inform the Funding Purchasers and the Funding Administrator of any imminent execution measures undertaken by third parties with respect to the Purchased Receivables transferred hereunder and/or Related Rights. Additionally, upon the occurrence of such measures, the Main SPV shall deliver to each of the Funding Purchasers and the Funding Administrator at its request all documents and records reasonably necessary for the legal enforcement of its claims and reimburse the Funding Purchasers and the Funding Administrator for all expenses incurred in connection with such legal enforcement. At the request of any Funding Purchaser or the Funding Administrator and to the extent permitted by law the Main SPV shall enforce the claims of such Funding Purchaser against the Debtor before any court;

9.	it shall promptly notify the Funding Purchasers and the Funding Administrator of (i) any change in its auditors or (ii) any material change in its accounting policies to the extent such change in accounting policies could reasonably be expected to have a Material Adverse Effect;

10.	the Main SPV will not (a) extend, amend or otherwise modify the terms and conditions of any Receivables transferred hereunder, or (b) amend, modify or waive any term or condition of any Contract related thereto except (i) in accordance with the applicable Credit and Collection Policies or allowed by the Transaction Documents, or (ii) as required by law;

11.	it will not make any amendment, novation or other modification to, or waive any provision of any Transaction Document to which it is a party except in accordance with the amendment provisions thereof;

12.	it will not voluntarily revoke or attempt to revoke any power of attorney granted by it in connection with the transactions contemplated by the Transaction Documents (unless such revocation results from mandatory application of applicable law);

13.	unless delivered to the Funding Purchasers or the Funding Administrator, the Main SPV shall not take any action to cause any Purchased Receivable transferred hereunder not evidenced by a negotiable instrument upon origination to become evidenced by a negotiable instrument, except in connection with the enforcement or collection of a Defaulted Receivable;

14.	it shall maintain in full force and effect all licenses, authorizations, consents, permits, approvals, registrations and notifications which are at any time required in connection with the performance of its duties and obligations hereunder and under the other Transaction Documents to which it is a party;

15.	the Main SPV shall not liquidate or dissolve or enter into any amalgamation, merger or consolidation with any Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of the property (whether now owned or hereafter acquired) of the Main SPV to, any Person;

16.	it shall comply in all material respects with the Credit and Collection Policies in regard to each Purchased Receivable, any Related Rights and the related Contract;

17.	it shall not implement any material change in or material amendment to the Credit and Collection Policies (which shall always be the case if such change or amendment would adversely affect the ability to collect any Purchased Receivable affected by such change or amendment), without consent of the Funding Purchaser and the Funding Administrator (such consent not to be unreasonably withheld).

18.	it shall, at its expense, in a timely manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and Related Rights relating to the Purchased Receivables transferred hereunder;

19.	it shall use commercially reasonable efforts to protect the rights of the Funding Purchasers and the Funding Administrator in the Purchased Receivables sold hereunder. In particular, the Main SPV shall execute deeds and documents and take any other action necessary to protect, give evidence of and create the rights of the Funding Purchaser and the Funding Administrator in the Purchased Receivables transferred hereunder, the Related Rights and the related Collections;

20.	it shall maintain a system of accounting established and administered in accordance with generally accepted accounting principles of the Main SPV’s jurisdiction and will notify the Funding Purchasers and the Funding Administrator of any changes in its auditors, the accounting principles or applicable accounting practices occurring after the Closing Date;

21.	it shall report without request of any Funding Purchaser any extraordinary events which would reasonably be expected to have a Material Adverse Effect on its financial situation promptly following it becoming aware of the occurrence of such events;

22.	it shall have fulfilled or shall fulfill all VAT payment obligations with respect to each Purchased Receivable sold;

23.	it shall notify each Funding Purchaser and the Funding Administrator in writing of a Termination Event within one Business Day upon learning of the occurrence thereof, describe the same and, if applicable, the measures being taken with respect thereto;

24.	it shall not change its name, identity or corporate structure or relocate its principal office;

25.	it shall:

(a)	notify each Funding Purchaser and the Funding Administrator of any attachment by its creditors to any Purchased Receivables which may lead to payments in relation to any Receivable being made directly to any of the Main SPV’s creditors or of any purported attachment by the Main SPV’s creditors;

(b)	not give any instructions to any Debtor to make any payments in relation to any Purchased Receivable to any of its creditors;

26.	it shall procure that the Master Servicer shall deliver a Monthly Report to each Funding Purchaser on each Reporting Date;

27.	in the event that during the term of the transactions contemplated by the Transaction Documents a material net economic interest is required to be retained in accordance with Article 122a of Directive 2006/48/EC in the European Union or any similar requirements are imposed in any jurisdiction, it shall, within five Business Days from (and including) the delivery of written notice from any Funding Purchaser or the Funding Administrator, commence negotiations in good faith with such Funding Purchaser and the Funding Administrator to implement such requirement for the purposes of the transactions contemplated by the Transaction Documents;

28.	it shall do all things necessary to remain duly organized, validly existing and in good standing under the laws of the Main SPV’s jurisdiction and maintain all requisite authority to conduct its business in such jurisdiction;

29.	it shall comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject;

30.	except as otherwise provided in the Transaction Documents or unless each Funding Purchaser and the Funding Administrator otherwise consent in writing, it shall not sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Purchased Receivable, related Contract or Related Rights, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing to the extent that it conflicts with the terms hereof or the transactions contemplated hereby;

31.	if any Repossessable Goods are repossessed by, or returned to, it, it shall attempt to sell such Repossessable Goods in accordance with the Credit and Collection Policies;

32.	it shall after the delivery of any Investment Request and before the making of the Investment requested therein, notify the Facility Agent and the Funding Administrator of the occurrence of any event of which it is aware which results in or may reasonably be expected to result in any of the representations and warranties contained in Clause 18.1 being untrue at or before the time of the making of such Advance;

33.	it shall immediately inform the Facility Agent and the Funding Administrator upon becoming aware of the occurrence of any litigation, Originator Termination Event, Potential Termination Event or Termination Event and, in case of any threatened litigation, any details of any threatened litigation which, in the reasonable opinion of the Main SPV can have a material adverse effect in relation to a Greif Transaction Party (also taking into account the seriousness of the threatened litigation);

34.	it shall ensure that at all times the claims of the Facility Agent pursuant to the Parallel Debt against it are secured over substantially all its assets and undertaking pursuant to and in accordance with the terms of the Security Agreements;

35.	it shall maintain adequate accounting systems, records, data and other relevant information to the extent necessary to conduct its business on a day to day basis;

36.	it shall ensure that any security granted pursuant to the Security Agreements shall at all times be valid and enforceable and first ranking (save for any statutory preferences) in favour of the Facility Agent free from any other Adverse Claim;

37.	it shall prepare and provide to the Funding Purchasers, the Facility Agent and the Funding Administrator audited financial statements, each of which shall be certified by a director of Main SPV as fairly representing its financial condition as at the date on which those financial statements were drawn up;

38.	it shall hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity;

39.	it shall maintain its “centre of main interests” in The Netherlands, within the meaning of the Regulation;

40.	it shall not have any employees or premises;

41.	it shall not pay any dividends in excess of the amounts standing to the Share Capital Account from time to time, or make any distributions in respect of its share capital except to the extent required by law, or issue any additional shares;

42.	it shall not give any guarantee or indemnity in respect of, or assume any liability voluntarily (actual or contingent) in respect of, any obligation of any person which, whether present or future, other than indebtedness in respect of Tax, assessments or governmental charges not yet overdue or administration, corporate or secretarial expenses, or indebtedness incurred, created or assumed; it being understood that Main SPV will incur present and future indebtedness under this Agreement and the Subordinated Loan Agreement;

43.	it shall not become a member of a group of companies for the purposes of VAT or corporate income tax;

44.	it shall not have an interest in any bank account, other than the Main SPV Accounts; and

45.	it shall not act as a director of any company.

SCHEDULE 5

FORM OF NOTICE OF SALE AND ASSIGNMENT

[Letterhead of [•]]

(Registered letter with acknowledgement of receipt)

[Originator] has sold and assigned to Greif Coordination Center B.V.B.A. pursuant to the terms of an originator receivables purchase agreement dated 27 April 2012, and Greif Coordination Center B.V.B.A. has sold and assigned to Cooperage Receivables Finance B.V., a limited liability company incorporated under the laws of The Netherlands having its registered office at Naritaweg 165, 1043 BW Amsterdam, The Netherlands, pursuant to the terms of a receivables purchase agreement dated 27 April 2012 and Cooperage Receivables Finance B.V. has sold and assigned to [insert relevant Funding Purchaser], the following receivables of which you are indebted towards it (the “Receivables”):

Invoice # with date of posting	Place of payment	Amounts (in relevant Approved Currency)	Due date of posting

As a result of such sale and assignments, [•] has become the owner of the Receivables, and we hereby notify you of the assignment.

Consequently, settlement of the said Receivables shall be made to our account #: [•] with [•] by bank transfer.

Signed in [•],

Dated [•]

[•]

By: [•] Title: [•]

SCHEDULE 6

MANDATORY COST RATE

1.	The Mandatory Cost Rate is an addition to the interest rate to compensate the Committed Purchaser for the cost of compliance with the requirements of the Bank of England and/or the UK Financial Services Authority and/or the European Central Bank (or, in either case, any other authority which replaces all or any of its functions) and which come into existence after the Closing Date.

2.	On the first day of each Tranche Period (or as soon as possible thereafter) the Committed Purchaser shall calculate the Mandatory Cost Rate as a percentage rate per annum in accordance with the formula set out below.

3.	The Mandatory Cost Rate for the Committed Purchaser if lending from an office in a Participating Member State will be the percentage determined by the Committed Purchaser as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	The Mandatory Cost Rate where the Committed Purchaser is lending through an office in the United Kingdom will be calculated in Sterling as follows:

if the Liquidity Advance is in Sterling

and:

if the Liquidity Advance is in any other currency.

Where:

A:	is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Committed Purchaser is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B:	is the percentage rate of interest (excluding the Liquidity Facility Margin and the Mandatory Cost Rate) payable for the relevant Tranche Period on the relevant Liquidity Advance.

C:	is the percentage (if any) of eligible liabilities which the Committed Purchaser is required from time to time to maintain as interest bearing special deposits with the Bank of England.

D:	is the percentage rate per annum payable by the Bank of England to the Committed Purchaser on interest bearing special deposits.

E:	is the rate of charge payable by the Committed Purchaser to the Financial Services Authority pursuant to the Fees Rules (calculated, for this purpose, by the Committed Purchaser as being the average of the fee tariffs specified in the Fees Rules under activity group A.1. Deposit acceptors as are applicable to the Committed Purchaser, ignoring any minimum fee or zero rated fees required pursuant to the Fees Rules) expressed in pounds per £1,000,000 of the Tariff Base of the Committed Purchaser.

5.	For the purposes of this Schedule:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on supervision fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits; and

(c)	“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	The Committed Purchaser may from time to time, after consultation with the Company, determine and notify to all parties any amendments or variations which are required to be made to the formula set out above in order to comply with any change in law or any requirements from time to time imposed by the Bank of England or the UK Financial Services Authority or the European Central Bank (or, in either case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first before written.

for and on behalf of COOPERAGE RECEIVABLES FINANCE B.V. as the Main SPV

/s/ Gawein Heijmans (signature)	/s/ Anna Bak (signature)

Name: Gawein Heijmans Title: Attorney in fact	Name: Aura Bok Title: Attorney in fact

for and on behalf of NIEUW AMSTERDAM RECEIVABLES CORPORATION as the Conduit Purchaser

/s/ Bernard Angelo (signature)	/s/ John Fridlington (signature)
Name: Bernard Angelo Title: Vice President	Name: John Fridlington Title: Vice President

for and on behalf of ) GREIF COORDINATION CENTER B.V.B.A. ) as Master Servicer, Orginators’ Agent, Belgian Intermediary

/s/ Michel Verholen (signature)	(signature)
Name: Michel Verholen Title: Director	Name: Title:

For and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. as Italian Intermediary

/s/ G. Hattie (signature)	/s/ James Han (signature)
Name: G. Hattie	Name: James Han
Title: Director	Title: Executive Director

for and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH as Committed Purchaser, Funding Administrator and Facility Agent

/s/ G. Hattie (signature)	/s/ James Han (signature)
Name: G. Hattie Title: Director	Name: James Han Title: Executive Director